UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 6, 2012

The Hartford Financial Services Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-13958	13-3317783
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Hartford Plaza, Hartford, Connecticut 06155

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: 860-547-5000

Not Applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 6, 2012, The Hartford Financial Services Group, Inc. (the “Company”) entered into a $1.75 billion Four-Year Revolving Credit Facility Agreement (the “Credit Agreement”) with a syndicate of financial institutions, including Bank of America, N.A., as administrative agent, JPMorgan Chase Bank, N.A. and Citibank, N.A. as syndication agents, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC and Citigroup Global Markets Inc. as joint lead arrangers and joint bookrunners. The Credit Agreement replaced the Company’s $1.90 billion Amended and Restated Five-Year Competitive Advance and Revolving Credit Facility Agreement dated as of August 9, 2007 (the “Existing Credit Agreement”) which would otherwise have expired on August 9, 2012. There were no outstanding borrowings under the Existing Credit Agreement at the time of its termination.

The Credit Agreement provides for revolving loans as well as for letters of credit, with a $250 million sublimit on outstanding letters of credit at any time. The Company has unconditionally and irrevocably guaranteed the obligations of each of its subsidiaries in the event a subsidiary is named a borrower under the Credit Agreement.

The Credit Agreement will expire on the earlier of (a) January 6, 2016, or (b) the date of termination of the commitments upon an event of default. Borrowings under the Credit Agreement may be used for working capital and other general corporate purposes of the Company and its subsidiaries.

The Credit Agreement requires the Company to maintain a specified minimum net worth and subjects the Company to a limit on consolidated total debt to consolidated total capitalization and consolidated total debt of the Company’s subsidiaries to consolidated total capitalization, in each case subject to the limitations and exceptions contained in the Credit Agreement. In addition, the Credit Agreement contains certain customary affirmative and negative covenants, including covenants that, among other things, limit the ability of the Company and its subsidiaries to incur certain types of liens, enter into certain mergers or consolidations, and use proceeds of borrowings under the Credit Agreement for other than permitted uses. These covenants are subject to a number of important exceptions and qualifications.

Amounts due under the Credit Agreement may be accelerated upon an “event of default,” as defined in the Credit Agreement, such as failure to pay amounts owed thereunder when due, a breach of a covenant, material inaccuracy of a representation or the occurrence of bankruptcy, if not otherwise waived or cured.

Certain of the lenders and the agents (and their respective subsidiaries or affiliates) under the Credit Agreement have in the past provided, and may in the future provide, investment banking, underwriting, lending, commercial banking, trust and other advisory services to the Company or its subsidiaries. These parties have received, and may in the future receive, customary compensation from the Company or its subsidiaries for such services.

The foregoing description of the Credit Agreement is qualified in its entirety by reference to the Credit Agreement which is filed herewith as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement

The information set forth above under Item 1.01 with respect to the Company’s $1.90 billion Amended and Restated Five-Year Competitive Advance and Revolving Credit Facility Agreement dated as of August 9, 2007 is hereby incorporated by reference into this Item 1.02.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibit is filed herewith:

Exhibit No.	Description

10.1	Four-Year Revolving Credit Facility Agreement dated January 6, 2012, among The Hartford Financial Services Group, Inc., Bank of America, N.A., as administrative agent, JPMorgan Chase Bank, N.A. and Citibank, N.A., as syndication agents, and the lenders referred to therein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 6, 2012	The Hartford Financial Services Group, Inc.

	By:	/s/ David C. Robinson
		Name:	David C. Robinson
		Title:	Senior Vice President & Corporate Secretary

Exhibit Index

Exhibit No.	Description

10.1	Four-Year Revolving Credit Facility Agreement dated January 6, 2012, among The Hartford Financial Services Group, Inc., Bank of America, N.A., as administrative agent, JPMorgan Chase Bank, N.A. and Citibank, N.A., as syndication agents, and the lenders referred to therein.